Exhibit 10.79

jcpenney	Notice of Restricted Stock Unit Grant
J. C. Penney Company, Inc.	Name	Employee ID
KENNETH H HANNAH
	Date of Grant	Number of Restricted Stock Units Granted
	08/14/2012	108,790

Restricted Stock Unit Grant

You have been granted the number of restricted stock units listed above in recognition of your expected future contributions to the success of jcpenney.  Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”).   This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2012 Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee of the jcpenney Board of Directors.  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions.

Vesting of Your Restricted Stock Units

The restricted stock units shall fully vest, and the restrictions on your restricted stock units shall lapse on August 14, 2015 (the “Vest Date”), provided you remain continuously employed by the Company through the Vest Date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing).

Your vested restricted stock units shall be paid in shares of Common Stock as soon as practicable on or following the earlier of (i) your termination of Employment as a result of your Retirement, Disability, death, or job restructuring, reduction in force, unit closing, or (ii) the Vest Date provided above.  Notwithstanding the foregoing, if you are a specified employee as defined under Section 409A of the Code and the related Treasury regulations thereunder, your award is subject to Section 409A of the Code, and your Employment is terminated as a result of your Retirement your vested restricted stock units shall be paid in shares of Common Stock as soon as practicable following the earlier of (i) the date that is six months following your termination of service due to Retirement (ii) the date of your death, or (iii) the Vest Date.  You shall not be allowed to defer the payment of your shares of Common Stock to a later date.

Dividend Equivalents

You shall not have any rights as a stockholder until your restricted stock units vest and you are issued shares of Common Stock in cancellation of the vested restricted stock units.  However, you will accrue dividend equivalents on the unvested restricted stock units in the amount of any quarterly dividend declared on the Common Stock.  Dividend equivalents shall continue to accrue until your restricted stock units vest and you receive actual shares of Common Stock in cancellation of the vested restricted stock units.  The dividend equivalents shall be credited as additional restricted stock units in your account to be paid in shares of Common Stock on the vesting date along with the restricted stock units to which they relate.  The number of additional restricted stock units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of restricted stock units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date.  The additional restricted stock units credited to your account are subject to all of the terms and conditions of this restricted stock unit award and the Plan and you shall forfeit your additional restricted stock units in the event that you forfeit the restricted stock units to which they relate.

Employment Termination

If prior to the Vest Date (i) your employment is terminated as a result of your death or Disability, or the involuntary termination of your Employment for any reason without Cause, or (ii) you experience an Employment Termination for Good Reason following a Change in Control as provided in Section 9.1(b)(ii) in the Plan, then  all unvested restricted stock units shall become fully Vested on the date of any such termination of your Employment.

Recoupment

As provided in Section 12.19 of the Plan this Award is subject to a compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This restricted stock unit grant does not constitute an employment contract.  It does not guarantee employment for the length of the vesting period or for any portion thereof.